Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "FDCTECH, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2026, AT 7:10 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

5943514 8100
SR# 20261376233

Authentication: 203468320
Date: 03-25-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:10 PM 03/24/2026
FILED 07:10 PM 03/24/2026
SR 20261376233 - File Number 5943514

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
FDCTECH, INC.

Pursuant to Delaware General Corporation Law

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of FDCTech, Inc., a Delaware corporation (the "Corporation"), pursuant to authority granted to the Board of Directors under the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"):

FDCTECH, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby authorizes the issuance of and fixes the designations, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of, a series of preferred stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority invested in the Board of Directors by the Certificate of Incorporation and out of the Corporation's 15,000,000 shares of preferred stock, $0.0001 par value per share (the "Preferred Stock") authorized therein, 3,000,000 shares of the Preferred Stock be, and hereby are, created and designated as "Series B Convertible Preferred Stock," and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series B Convertible Preferred Stock, and the qualifications, limitations, and restrictions of such shares (this "Certificate of Designations"), are as follows:

1. Designation and Amount. The shares of such series shall be designated "Series B Convertible Preferred Stock" (sometimes referred to herein as the "Series B Preferred Stock"), and the number of shares constituting such series shall be 3,000,000.

2. Dividends. The holders of shares of Series B Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting.

(a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to have one (1) vote per share at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and the provisions of Section 4(b) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The vote or consent of the holders of a majority of the outstanding Series B Preferred stock shall be required for (i) matters that by law require the approval of the outstanding shares of the respective class; (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred Stock which result in a material adverse effect to the Series B Preferred Stock; (iii) an increase in the aggregate authorized number of shares of the Series B Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having priority as to dividends or assets senior to the Series B Preferred Stock or (v) any amendment of the Corporation's Articles of Incorporation that materially and adversely affects the rights of the Series B Preferred Stock.

4. Conversion of Series B Convertible Preferred Stock. The Holders of Series B Convertible Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined), as follows:

(i) Subject to 4(a)(ii) below, at a conversaion rate of one hundred (100) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock, subject to adjustment as provided in Section 4 of this Designation.

(ii) In the event the Corporation completes a public offering for $10,000,000 or more, which includes uplisting to the NASDAQ or NYSE, then the conversion rate shall be determined by the Corporation's Board of Directors of between one hundred (100) shares of Common Stock for every one (1) share of Series B Convertible Preferred stock and ten (10) shares of Common Stock for every one (1) share of Series B Preferred Stock.

(b) Reservation of Stock. The Corporation shall at times when any shares of Series B Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Converitble Preferrred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corprorate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued dshares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B Convertible Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the "Optional Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a "Conversion Notice") to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instruments of assignment and, if so, the form of such endorsement or power or other instruments of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series B Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the Series B Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series B Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Convertible Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such Holder.

(e) Stock Dividends, Splits, Combinations and Reclassifications. declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity, (any such corporate event, an "Event"), then in each instance the

8. Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

9. Amendments. No provision of this Certificate of Designations of the terms of the Series B Preferred Stock may be amended, modified, or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock.

10. Status of Acquired Shares. Shares of Series B Preferred Stock received upon conversion pursuant to Section 4 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without Designation as to class, and may thereafter be issued, but not as shares of Series B Preferred Stock.

11. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences, or other special rights other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, FDCTech, Inc. has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President this 23rd day of March, 2026.

FDCTECH, INC.

By: *Mitchell Eaglstein*
Mitchell Eaglstein
Its: CEO, President, Director